Exhibit 99.1

The Maine Water Company	NEWS
93 Industrial Park Road Saco, Maine 04072 207-282-1543 1-800-287-1643	Contact: Judy Wallingford President of Maine Water JWallingford@MaineWater.com

FOR IMMEDIATE RELEASE
MARCH 17, 2015

Maine Public Utilities Commission Approves Rate Increase
for Biddeford and Saco Division
Saco, ME- March 17, 2015- On March 13, 2015, the Maine Public Utilities Commission approved a water rate increase for the water customers in the Biddeford and Saco Division of Maine Water Company, which serves Biddeford, Saco, Old Orchard Beach, and Scarborough. Upgrades to the water system of close to $8 million and increased operating costs since the last time rates were changed seven years ago are driving the need for the approved $1.3 million increase in revenue. For the first three years of the increase, customers will see a reduction from the total increase by $300,000 per year, or about 5%, in the form of a refund on their bill, due to the benefit of the company’s adoption of new income tax rules that reduces the income tax expense of the company.
The typical residential water bill for a customer that uses 1,500 cubic feet a quarter (125 gallons a day) will increase only $1.55 per month in the first three years, and then only $2.29 per month in the fourth year. Water rates in the Biddeford and Saco Division will continue to be among the lowest in the state with the typical customer paying less than 50 cents a day, well under the average water rate paid in the state of Maine, which is about $90 per quarter, or $1.00 a day.

"This increase is a result of our commitment to invest in and upgrade the water system, since we believe a safe and reliable water system is a core component of public health, fire protection and the economic vitality of the area.” stated Judy Wallingford, President of Maine Water. She added, “While no one likes rate increases, this modest increase will ensure we can maintain our strong focus on water quality and customer service, and to continue to invest in future infrastructure projects to meet the needs of the families and communities we serve.”

All customers will be mailed information about the increase, and they are encouraged to call customer service at 1-800-287-1643 with any questions.

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Exhibit 99.1

About Maine Water:
The Maine Water Company is a public water utility that currently owns 12 public water systems engaged in the collection, treatment, and distribution of drinking water for homes, businesses and fire protection service. The Maine Water Company serves more than 32,000 customers, or approximately 85,000 people, in 21 communities across Maine.